EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of General Instrument Corporation on Form S-4 of our report dated September 1, 1995 relating to the financial statements of Next Level Communications as of and for the year ended June 30, 1995 (which expresses an unqualified opinion and includes an emphasis paragraph relating to its development stage and an explanatory paragraph relating to a litigation uncertainty), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the headings "Selected Financial Data of Next Level" and "Experts" in such Prospectus.



/S/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Francisco, Californina


September 5, 1995